Exhibit 5
UNION CARBIDE CORPORATION
39 Old Ridgebury Road
Danbury, Connecticut  06817-0001
Phyllis Savage                                         Phone:  203-794-6327
Chief Finance and Securities Counsel                   Fax:  203-794-6269

                                          July 22, 1998

BOARD OF DIRECTORS
Union Carbide Corporation

                Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     This opinion is being rendered in connection with the Registration Statement on Form S-3 (the "Registration Statement") and the related Prospectus (the "Prospectus") being filed by Union Carbide Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") for registration under the Securities Act of 1933 (the "Act") of $500 million aggregate principal amount of the Company's debt securities (the "Securities") to be issued pursuant to an indenture filed as an exhibit to the Registration Statement (the "Indenture").

     In that connection, I have examined copies of such corporate records and made such inquiries as I deemed necessary for the purposes of rendering the opinion set forth below. It is my understanding that the terms of the Securities will be consistent with the Indenture and the Prospectus and that the Securities will be executed and authenticated in accordance with the terms of the Indenture and will be delivered to purchasers thereof against payment therefor.

     Based upon the foregoing, in my opinion the Securities to be sold pursuant to the Registration Statement when it becomes effective will be valid and binding obligations of the Company, enforceable in accordance with their terms. This opinion is qualified insofar as enforceability may be limited by fraudulent transfer, bankruptcy, insolvency or similar laws affecting creditor's rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability.

     This opinion is limited to the federal laws of the United States of America and the laws of the State of New York.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of my name under the caption "Legal Opinions" in the related prospectus. In giving such consent, I do not hereby admit that I am in the categories of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ P. Savage
                                          P. Savage